Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2015 THIRD QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – May 6, 2015 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter ended March 31, 2015. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“At the end of the third quarter of fiscal 2015, we reintroduced a modified MicroCutter XCHANGE® 30 suitable for use with our white cartridges only. This controlled commercial release is focusing primarily on customers in Europe where our regulatory clearance is sufficiently broad,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “We recently submitted a 510(k) application to the U.S. Food and Drug Administration to expand the indications for use to include vascular structures, similar to the indications in Europe. In parallel, we continue to make good progress in our redesign of the XCHANGE 30 to be compatible for both white and blue cartridges, with initial feasibility evaluation in humans scheduled to begin in the second half of calendar 2015.”

Fiscal 2015 Third Quarter and Nine Months Ended March 31, 2015, Financial Results

Total product sales were approximately $0.5 million for the fiscal 2015 third quarter, compared to $0.9 million for the fiscal 2014 third quarter. Total net revenue was approximately $0.6 million for the fiscal 2015 third quarter, compared to $0.9 million for the fiscal 2014 third quarter.

Cost of product sales was approximately $0.8 million for the fiscal 2015 third quarter, compared to approximately $1.4 million for the fiscal 2014 third quarter. Research and development expenses were approximately $1.9 million for the third quarter of fiscal 2015 compared to approximately $1.7 million for the same period of fiscal 2014. Selling, general and administrative expenses were $2.5 million, including approximately $0.2 million related to restructuring charges, for the fiscal 2015 third quarter compared to $2.1 million for the same period of fiscal 2014. The increase in research and development and selling, general and administrative expenses in fiscal 2015 is due primarily to expenses associated with the clinical evaluation of improvements to the MicroCutter XCHANGE 30 and to increased expenses for U.S. sales staff. The restructuring concluded in the third quarter of fiscal 2015 will result in lower selling, general and administrative expenses in subsequent quarters.

The net loss for the fiscal 2015 third quarter was approximately $4.8 million, or $0.05 per share. Net loss for the fiscal 2014 third quarter was approximately $4.4 million, or $0.09 per share.

Total net revenue was approximately $2.3 million for the nine months ended March 31, 2015 compared to $2.6 million for the nine months ended March 31, 2014. Total operating costs and expenses for the nine months ended March 31, 2015, were approximately $17.3 million compared to $14.5 million for the nine months ended March 31, 2014. Net loss for the nine months ended March 31, 2015, was approximately $15.3 million, or $0.17 per share, compared to $12.3 million, or $0.24 per share for the same period of fiscal 2014.

Cash, cash equivalents and investments as of March 31, 2015 were approximately $29.0 million, compared to approximately $33.6 million at December 31, 2014. As of March 31, 2015, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today, at 4:30 p.m. Eastern Time via phone, please dial 877-703-6105 from the United States and Canada or 857-244-7304 internationally. The conference ID is 98042670. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through May 13, 2015, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 34051482.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and for a wide range of surgical procedures in Europe. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 53,000 units throughout the world.

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Forward-Looking Statements

The statements in this press release regarding Cardica’s intent as to the timing of the return to commercial launch of the MicroCutter XCHANGE 30 are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to make the improvements necessary to return to commercialization of the XCHANGE 30 due to unanticipated technical or other difficulties; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, under the caption “Risk Factors,” filed on November 12, 2014. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Product sales, net	$548	$916	$2,238	$2,497
License and development revenue	-	-	-	41
Royalty revenue	16	18	51	52
Total	564	934	2,289	2,590

Operating costs and expenses
Cost of product sales	807	1,368	3,384	3,423
Research and development	1,940	1,724	5,524	5,070
Selling, general and administrative	2,541	2,096	8,404	6,050
Total operating costs and expenses	5,288	5,188	17,312	14,543

Loss from operations	(4,724)	(4,254)	(15,023)	(11,953)
Interest and other income, net	12	1	26	36
Interest expense	(112)	(126)	(334)	(373)
Net loss	$(4,824)	$(4,379)	$(15,331)	$(12,290)

Basic and diluted net loss per share	$(0.05)	$(0.09)	$(0.17)	$(0.24)

Shares used in computing basic and diluted net loss per share	89,021	51,587	89,018	51,330

Balance Sheets
(amounts in thousands)

	March 31,	June 30,
	2015	2014
Assets	(unaudited)
Cash, cash equivalents and investments	$28,951	$42,796
Accounts receivable	400	706
Inventories	1,492	1,086
Other assets	2,463	2,989
Total assets	$33,306	$47,577

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,465	$2,287
Deferred revenue	2,528	2,013
Long term debt	2,762	3,092
Total stockholders' equity	25,551	40,185
Total liabilities and stockholders' equity	$33,306	$47,577